Exhibit 99.1

Advent Technologies Reports Q4 2022 Results

●	Q4 2022 revenue of $2.0 million and income from grants of $0.4 million.

●	Full year 2022 revenue of $7.8 million and income from grants of $1.5 million.

●	Net loss in Q4 of $47.6 million or $(0.92) per share, including an impairment charge of $38.9 million. Adjusted net loss in Q4 of $13.2 million or $(0.26) per share.

●	Company holds unrestricted cash reserves of $32.9 million as of December 31, 2022.

●	After official ratification from the European Commission of the European Union for funding of €782.1 million under the Important Projects of Common European Interest (“IPCEI”) Hydrogen – Technology for Advent’s Green HiPo project, Advent has been working with the Greek State to establish the mechanism and timing schedule for the funding facility.

●	Commissioning of new Hood Park R&D and manufacturing facility in Boston, Massachusetts. This facility will enable Advent to scale-up and deliver on the increasing global demand for its electrochemical products.

BOSTON, MA. – March 31, 2023 – Advent Technologies Holdings, Inc. (NASDAQ: ADN) (“Advent” or the “Company”), an innovation-driven leader in the fuel cell and hydrogen technology space, today announced its consolidated financial results for the three months and year ended December 31, 2022. All amounts are in U.S. dollars unless otherwise noted and have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

Q4 2022 Financial Highlights

(All comparisons are to Q4 2021, unless otherwise stated)

●	Revenue of $2.0 million and income from grants of $0.4 million. The total of $2.4 million is down 22% year-over-year, due to a decline in orders for the Company’s stationary fuel cell systems primarily driven by a change in tower ownership by certain Philippines telecom operators.

●	Full year 2022 revenue of $7.8 million and income from grants of $1.5 million. The total of $9.3 million is an increase of 18% year-over-year, primarily due to a full year of results from the Company’s fuel cell systems businesses, compared to a partial year post-acquisition in 2021.

●	Operating expenses of $11.7 million, a year-over-year decrease of $4.6 million, primarily due to a reduction in incentive and stock-based compensation expenses.

●	Net loss in Q4 of $47.6 million or $(0.92) per share. Adjusted net loss of $13.2 million or $(0.26) per share. Adjusted net loss excludes a $2.1 million gain from the change in the fair value of outstanding warrants, a $2.4 million gain from an acquisition purchase price adjustment, and a $38.9 million goodwill and intangible asset impairment charge.

●	Asset impairment charge primarily relates to goodwill from the Company’s stationary fuel cell systems business in Denmark, Germany, and the Philippines, which was acquired in August 2021.

●	Unrestricted cash reserves were $32.9 million as of December 31, 2022, a decrease of $9.5 million from September 30, 2022. In the fourth quarter of 2022, the Company received $0.4 million in tenant improvement allowances for the Hood Park R&D and manufacturing facility in Charlestown, MA, which is net of additional spending for the build-out of the facility.

“Advent continued to make progress in the last quarter, despite global recession and inflationary pressures. Subsequent to ratification by the EU for Advent’s IPCEI Green HiPo project, we have been working with the Greek State on the mechanism and timing schedule for the funding facility. It is our goal to finalize these discussions as soon as possible and proceed with the roll-out of the program,” said Dr. Vasilis Gregoriou, Chairman and CEO of Advent Technologies. “With our focus on operational efficiency and the drive for growth, we have now commissioned our new R&D and manufacturing facility at Hood Park, Massachusetts. This will operate alongside our planned facility in Western Macedonia, Greece, by virtue of Green HiPo, allowing for both facilities to efficiently target different geographies and specialized markets. We remain confident that we are on a path for growth, and we look forward to keeping you apprised of future developments.”

Business Updates

Green HiPo Project: After official ratification from the European Commission of the European Union for funding of €782.1 million under the IPCEI Hydrogen – Technology for Advent’s Green HiPo project, Advent has been working with the Greek State to establish the mechanism and timing schedule for the funding facility. These meetings have included visits by Greek State officials to the Company’s research and production facilities in Patras, Greece. The next steps towards implementation of Advent’s Green HiPo Project have been discussed and highlight the Company’s intention to create approximately 600 direct jobs for qualified scientific and technical personnel and up to 4,600 indirect jobs over a period of six years. Green HiPo will be based in Western Macedonia, Greece, and will involve the development, design, and manufacture of HT-PEM fuel cells and electrolysers for the production of power and green hydrogen, respectively.

New Hood Park R&D and Manufacturing Facility: In March 2023, Advent announced that it had opened its new R&D and manufacturing facility at Hood Park in Boston, Massachusetts. Located at the heart of one of Boston’s newest innovation and R&D communities, the Hood Park facility will enable Advent to scale-up and deliver on the increasing global demand for electrochemical components in the clean energy sector by including state-of-the-art coating machines to support the seamless transition from prototypes to production runs for advanced membranes and electrodes; a fully analytical facility dedicated to quality control, performance analysis, and improving product lifetime; fuel cell test stations for statistical process control and development of next-generation membrane electrode assembly (“MEA”) materials, and, a mechanical engineering lab for developing automated processes for MEAs. One of the products to be manufactured at Hood Park is the ion-pair Advent MEA which is currently being developed within the framework of L’Innovator, the Company’s joint development program with the U.S. Department of Energy. Advent intends that its proprietary fuel cell products, such as Serene and Honey Badger 50™, will use the ion-pair Advent MEAs beginning in 2024. The Company expects the introduction of the ion-pair Advent MEA will significantly reduce the cost of our Serene flagship product suite and thus expand the immediately addressable market. Furthermore, the expected system increase in power density and lifetime will highly differentiate Advent’s fuel cells in the heavy-duty mobility industry.

Joint Development Agreement with Hyundai Motor Company (“Hyundai”): On March 22, 2023, Advent and Hyundai announced a successful technology assessment. The assessment evaluated Advent’s proprietary MEA technology for supplying Hyundai’s high-temperature fuel cell needs, and following its success, the two companies have entered into a Joint Development Agreement (“JDA”). The agreement solidifies the interest of one of the world leaders in fuel cell technology to further develop the HT-PEM technology in collaboration with Advent. The first step of the JDA focuses on the MEA. Advent’s goal is to provide its MEAs and its HT-PEM fuel cell development expertise to co-develop with automotive manufacturers the next generation of fuel cells for heavy-duty mobility. The HT-PEM fuel cell technology is highly differentiated compared with the current LT-PEM technology because it allows a vehicle to operate with efuel such as eMethanol, biofuels, and low-purity hydrogen; it allows higher impurity in the hydrogen or air intake, a case which is very common in practice and has repeatedly hampered LT-PEM deployments in real-world conditions; it has built-in resilience, as the HT-PEM fuel cell does not rely on water for conductivity, therefore eliminating the problems of operating in extreme heat, cold, or humid conditions; and it has a higher efficiency resulting from the high-temperature operation, which allows for optimized cooling, a critical performance parameter for heavy-duty trucks and aircraft. Based on the aforementioned, Advent will pursue strategic joint development agreements to achieve its goal of supplying key MEA components and technology to the mobility market.

Vantage Towers Greece (“Vantage Towers”): On December 19, 2022, Advent launched a proof of concept (“PoC”) project with Vantage Towers to replace diesel generators with fuel cells. Vantage Towers Greece is the largest and only independent tower infrastructure company in Greece, operating more than 5,250 towers for Vodafone Greece and Wind Hellas. By replacing diesel generators with fuel cells at non-permanent sites that are not connected to the power grid, they can be supplied with environmentally friendly electricity. Under the PoC, Vantage Towers Greece, a subsidiary of Vantage Towers Group, one of Europe’s leading tower companies, will explore the applicability of Advent’s Serene biomethanol-powered fuel cell systems as back-up and primary power sources for its telecom towers. This new collaboration is particularly aligned with the overall strategy of Vantage Towers, which aims to drive sustainable digitalization in Europe by reducing carbon emissions across its network by using clean energy solutions. Following the successful completion of the PoC project in Greece, Advent and Vantage Towers could consider wider deployments. Advent has already installed approximately 1,000 methanol-powered Serene fuel cell systems worldwide, primarily used as a back-up power source for the telecommunications sector.

Collaboration with Alfa Laval: On January 10, 2023, Advent announced a collaboration with Alfa Laval, a global provider of heat transfer, separation, and fluid handling products, on a project to explore applications of Advent’s methanol-powered HT-PEM fuel cells in the marine industry. Funded by the Danish Energy Technology Development and Demonstration Program, the project is a joint effort between Advent, Alfa Laval and a group of Danish shipowners. The project will focus on testing Advent’s methanol-powered HT-PEM fuel cells as a source of marine auxiliary power. During the course of the project, the fuel cell system will undergo a risk assessment by a leading international classification society. At the same time, the project aims to integrate the next generation of Advent’s fuel cells. These fuel cells will be based on Advent’s next-generation MEA. Aiming to meet the ever-growing power requirements of the maritime industry, Advent’s next-generation fuel cells are expected to demonstrate a significant increase in lifetime, efficiency, and electrical output.

Marine Fuel Cell Solution for Superyachts: On February 9, 2023, Advent announced a new marine collaboration with a globally renowned energy technology company, offering sustainable solutions across the entire energy value chain. Advent and its partner will work together to develop a 50kW–500kW marine fuel cell solution for a range of superyachts, which will provide a sustainable and reliable source of auxiliary power and offer improved power density. This marine fuel cell solution is initially expected to be used as a hybrid power source, enabling clean electricity generation instead of using conventional diesel engines and generators for procedures such as anchoring and maneuvering. As part of the agreement, Advent’s partner has placed an initial order for 20 of Advent’s methanol-powered Serene fuel cell systems. Following the completion of this project, the two parties will explore the potential of developing similar solutions for a wider range of business applications beyond marine, such as industrial power solutions.

Honey Badger Fuel Cell for U.S. Department of Defense: Advent continued with the development efforts of the Honey Badger 50™, the portable power generator for the Defense market, funded by the U.S. Department of Defense. The Company expects the production version to be finalized in 2023, and our goal is to receive production orders in 2024 increasing to higher volumes in 2025. We consider the Department of Defense programs a very important part of our innovation portfolio, as they demand performance under extreme conditions and prove the resilience of the HT-PEM technology. The portable fuel cell application market is also a potential target for growth, where we intend to seek synergies with established market leaders that require a fuel cell product suite.

Conference Call

The Company will host a conference call on Friday, March 31, 2023, at 9:00 AM ET to discuss its results.

To access the call please dial (888) 660-6182 from the United States, or (929) 203-0891 from outside the U.S. The conference call I.D. number is 3273042. Participants should dial in 5 to 10 minutes before the scheduled time.

A replay of the call can also be accessed via phone through April 14, 2023, by dialing (800) 770-2030 from the U.S., or (647) 362-9199 from outside the U.S. The conference I.D. number is 3273042.

About Advent Technologies Holdings, Inc.

Advent Technologies Holdings, Inc. is a U.S. corporation that develops, manufactures, and assembles complete fuel cell systems, and the critical components for fuel cells in the renewable energy sector. Advent is headquartered in Boston, Massachusetts, with offices in California, Greece, Denmark, Germany, and the Philippines. With more than 150 patents issued, pending, or licensed worldwide for fuel cell technology, Advent holds the IP for next-generation HT-PEM that enable various fuels to function at high temperatures and under extreme conditions – offering a flexible option for the automotive, aviation, defense, oil and gas, marine, and power generation sectors. For more information, please visit  www.advent.energy.

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, the Company’s ability to maintain the listing of the Company’s common stock on Nasdaq; future financial performance; public securities’ potential liquidity and trading; impact from the outcome of any known and unknown litigation; ability to forecast and maintain an adequate rate of revenue growth and appropriately plan its expenses; expectations regarding future expenditures; future mix of revenue and effect on gross margins; attraction and retention of qualified directors, officers, employees, and key personnel; ability to compete effectively in a competitive industry; ability to protect and enhance our corporate reputation and brand; expectations concerning our relationships and actions with our technology partners and other third parties; impact from future regulatory, judicial and legislative changes to the industry; ability to locate and acquire complementary technologies or services and integrate those into the Company’s business; future arrangements with, or investments in, other entities or associations; and intense competition and competitive pressure from other companies worldwide in the industries in which the Company will operate; and the risks identified under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2022, as well as the other information we file with the SEC. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of these statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

Presentation of Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. GAAP throughout this press release, the Company has provided non-GAAP financial measures - Adjusted Net Income / (Loss) and Adjusted EBITDA - which present results on a basis adjusted for certain items. The Company uses these non-GAAP financial measures for business planning purposes and in measuring its performance relative to that of its competitors. The Company believes that these non-GAAP financial measures are useful financial metrics to assess its operating performance from period-to-period by excluding certain items that the Company believes are not representative of its core business. These non-GAAP financial measures are not intended to replace, and should not be considered superior to, the presentation of the Company’s financial results in accordance with GAAP. The use of the terms Adjusted Net Income / (Loss) and Adjusted EBITDA may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures. These measures are reconciled from the respective measures under GAAP in the appendix below.

Contacts

Advent Technologies Holdings, Inc.

Naiem Hussain

nhussain@advent.energy

Chris Kaskavelis

press@advent.energy

###

ADVENT TECHNOLOGIES HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in USD thousands, except share and per share amounts)

	As of
	December 31, 2022 (Unaudited)	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$32,869	$79,764
Accounts receivable	979	3,139
Contract assets	52	1,617
Inventories	12,620	6,958
Prepaid expenses and Other current assets	2,980	5,873
Total current assets	49,500	97,351
Non-current assets:
Goodwill	5,742	30,030
Intangibles, net	6,062	23,344
Property and equipment, net	17,938	8,585
Right-of-use assets	4,055	-
Other non-current assets	5,971	2,475
Deferred tax assets	-	1,246
Available for sale financial asset	320	-
Total non-current assets	40,088	65,680
Total assets	$89,588	$163,031

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade and other payables	$4,680	$4,837
Deferred income from grants, current	801	205
Contract liabilities	1,019	1,118
Other current liabilities	4,703	12,515
Operating lease liabilities	2,280	-
Income tax payable	183	196
Total current liabilities	13,666	18,871
Non-current liabilities:
Warrant liability	998	10,373
Deferred tax liabilities	-	2,500
Long-term operating lease liabilities	9,802	-
Defined benefit obligation	72	90
Deferred income from grants, non-current	50	-
Other long-term liabilities	852	996
Total non-current liabilities	11,774	13,959
Total liabilities	25,440	32,830

Commitments and contingent liabilities

Stockholders’ equity
Common stock ($0.0001 par value per share; Shares authorized: 110,000,000 at December 31, 2022 and December 31, 2021; Issued and outstanding: 51,717,720 and 51,253,591 at December 31, 2022 and December 31, 2021, respectively)	5	5
Preferred stock ($0.0001 par value per share; Shares authorized: 1,000,000 at December 31, 2022 and December 31, 2021; nil issued and outstanding at December 31, 2022 and December 31, 2021)	-	-
Additional paid-in capital	174,509	164,894
Accumulated other comprehensive loss	(2,604)	(1,273)
Accumulated deficit	(107,762)	(33,425)
Total stockholders’ equity	64,148	130,201
Total liabilities and stockholders’ equity	$89,588	$163,031

ADVENT TECHNOLOGIES HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in USD thousands, except share and per share amounts)

	Three months ended December 31, (Unaudited)		Years Ended December 31,
	2022	2021	(Unaudited) 2022	2021
Revenue, net	$1,957	$2,903	$7,837	$7,069
Cost of revenues	(2,455)	(2,744)	(8,581)	(5,406)
Gross profit / (loss)	(498)	159	(744)	1,663
Income from grants	449	197	1,460	829
Research and development expenses	(2,458)	(1,980)	(9,796)	(3,541)
Administrative and selling expenses	(9,258)	(14,318)	(35,915)	(41,877)
Amortization of intangibles	(651)	(717)	(2,764)	(1,185)
Credit loss – customer contracts	(1,116)	-	(1,116)	-
Gain from purchase price adjustment	2,370	-	2,370	-
Impairment loss - intangible assets and goodwill	(38,922)	-	(38,922)	-
Operating loss	(50,084)	(16,659)	(85,427)	(44,111)
Fair value change of warrant liability	2,127	6,909	9,375	22,743
Finance income / (expenses), net	61	(24)	52	(51)
Foreign exchange gains / (losses), net	(40)	(42)	(91)	(43)
Other income / (expenses), net	4	(62)	(216)	16
Loss before income tax	(47,932)	(9,878)	(76,307)	(21,446)
Income taxes	307	872	1,970	923
Net loss	$(47,625)	$(9,006)	$(74,337)	$(20,523)
Net loss per share
Basic loss per share	(0.92)	(0.18)	(1.44)	(0.45)
Basic weighted average number of shares	51,717,720	51,253,591	51,528,703	45,814,868
Diluted loss per share	(0.92)	(0.18)	(1.44)	(0.45)
Diluted weighted average number of shares	51,717,720	51,253,591	51,528,703	45,814,868

ADVENT TECHNOLOGIES HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in USD thousands)

	Years Ended December 31,
	(Unaudited) 2022	2021
Net Cash used in Operating Activities	$(32,125)	$(35,837)

Cash Flows from Investing Activities:
Proceeds from sale of property and equipment	0	7
Purchases of property and equipment	(11,527)	(3,920)
Purchases of intangible assets	(117)	(18)
Advances for the acquisition of property and equipment	(2,557)	(2,200)
Acquisition of a subsidiary, net of cash acquired	-	(19,425)
Acquisition of available for sale financial assets	(316)	-
Net Cash used in Investing Activities	$(14,517)	$(25,556)

Cash Flows from Financing Activities:
Business Combination and PIPE financing, net of issuance costs paid	-	141,121
Proceeds of issuance of common stock and paid-in capital from warrants exercise	-	262
State loan proceeds	-	118
State refundable deposit repayment	(40)	-
Net Cash (used in) provided by Financing Activities	$(40)	$141,501

Net (decrease) / increase in cash, cash equivalents, restricted cash and restricted cash equivalents	$(46,682)	$80,108
Effect of exchange rate changes on cash, cash equivalents, restricted cash and restricted cash equivalents	537	(860)
Cash, cash equivalents, restricted cash and restricted cash equivalents at the beginning of year	79,764	516
Cash, cash equivalents, restricted cash and restricted cash equivalents at the end of year	$33,619	$79,764

Supplemental Non-GAAP Measures and Reconciliations

In addition to providing measures prepared in accordance with GAAP, we present certain supplemental non-GAAP measures. These measures are EBITDA, Adjusted EBITDA and Adjusted Net Income / (Loss), which we use to evaluate our operating performance, for business planning purposes and to measure our performance relative to that of our peers. These non-GAAP measures do not have any standardized meaning prescribed by GAAP and therefore may differ from similar measures presented by other companies and may not be comparable to other similarly titled measures. We believe these measures are useful in evaluating the operating performance of the Company’s ongoing business. These measures should be considered in addition to, and not as a substitute for net income, operating expense and income, cash flows and other measures of financial performance and liquidity reported in accordance with GAAP. The calculation of these non-GAAP measures has been made on a consistent basis for all periods presented.

EBITDA and Adjusted EBITDA

These supplemental non-GAAP measures are provided to assist readers in determining our operating performance. We believe this measure is useful in assessing performance and highlighting trends on an overall basis. We also believe EBITDA and Adjusted EBITDA are frequently used by securities analysts and investors when comparing our results with those of other companies. EBITDA differs from the most comparable GAAP measure, net income / (loss), primarily because it does not include interest, income taxes, depreciation of property, plant and equipment, and amortization of intangible assets. Adjusted EBITDA adjusts EBITDA for one-time transaction costs, asset impairment charges, changes in warrant liability, and executive severance.

The following tables show a reconciliation of net income / (loss) to EBITDA and Adjusted EBITDA for the three months and years ended December 31, 2022 and 2021.

EBITDA and Adjusted EBITDA	Three months ended December 31, (Unaudited)			Years Ended December 31,
(in Millions of U.S. dollars)	2022	2021	$ change	(Unaudited) 2022	2021	$ change
Net loss	$(47.63)	$(9.00)	(38.63)	$(74.34)	$(20.52)	(53.82)
Depreciation of property and equipment	$0.36	$0.38	(0.02)	$1.49	$0.56	0.93
Amortization of intangibles	$0.65	$0.71	(0.06)	$2.76	$1.18	1.58
Finance income / (expenses), net	$(0.06)	$0.02	(0.08)	$(0.05)	$0.05	(0.10)
Other income / (expenses), net	$0.00	$0.06	(0.06)	$0.22	$(0.02)	0.24
Foreign exchange differences, net	$0.04	$0.04	-	$0.09	$0.04	0.05
Income taxes	$(0.31)	$(0.87)	0.56	$(1.97)	$(0.92)	(1.05)
EBITDA	$(46.95)	$(8.66)	(38.29)	$(71.80)	$(19.63)	(52.17)
Net change in warrant liability	$(2.13)	$(6.91)	4.78	$(9.38)	$(22.74)	13.36
Gain from purchase price adjustment	$(2.37)	$-	(2.37)	$(2.37)	$-	(2.37)
Impairment loss – intangible assets and goodwill	$38.92	$-	38.92	$38.92	$-	38.92
One-Time Transaction Related Expenses (1)	$-	$-	-	$-	$5.87	(5.87)
One-Time Transaction Related Expenses (2)	$-	$-	-	$-	$0.89	(0.89)
Executive severance (3)	$-	$-	-	$-	$2.44	(2.44)
Adjusted EBITDA	$(12.53)	$(15.57)	3.04	$(44.63)	$(33.17)	(11.46)

(1)	Bonus awarded after consummation of the Business Combination effective February 4, 2021.
(2)	Transaction costs related to the acquisition of SerEnergy/FES.
(3)	Former Financial Officer resignation.

Adjusted Net Income / (Loss)

This supplemental non-GAAP measure is provided to assist readers in determining our financial performance. We believe this measure is useful in assessing performance and highlighting trends on an overall basis. Adjusted Net Loss differs from the most comparable GAAP measure, net income / (loss), primarily because it does not include one-time transaction costs, asset impairment charges, changes in warrant liability, and executive severance. The following table shows a reconciliation of net income / (loss) for the three months and years ended December 31, 2022 and 2021.

Adjusted Net Loss	Three months ended December 31, (Unaudited)			Years Ended December 31,
(in Millions of U.S. dollars)	2022	2021	$ change	(Unaudited) 2022	2021	$ change
Net loss	$(47.63)	$(9.00)	(38.63)	$(74.34)	$(20.52)	(53.82)
Net change in warrant liability	$(2.13)	$(6.91)	4.78	$(9.38)	$(22.74)	13.36
Gain from purchase price adjustment	$(2.37)	$-	(2.37)	$(2.37)	$-	(2.37)
Impairment loss – intangible assets and goodwill	$38.92	$-	38.92	$38.92	$-	38.92
One-Time Transaction Related Expenses (1)	$-	$-	-	$-	$5.87	(5.87)
One-Time Transaction Related Expenses (2)	$-	$-	-	$-	$0.89	(0.89)
Executive severance (3)	$-	$-	-	$-	$2.44	(2.44)
Adjusted Net Loss	$(13.21)	$(15.91)	2.70	$(47.17)	$(34.06)	(13.11)

(1)	Bonus awarded after consummation of the Business Combination effective February 4, 2021.
(2)	Transaction costs related to the acquisition of SerEnergy/FES.
(3)	Former Financial Officer resignation.